Exhibit 10.32

AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (this “Agreement”) is made and entered into as of the Execution Date (as defined below), by and between William J. Huntley (“Executive”) and Scientific Games International, Inc. (the “Company”).
WHEREAS, Executive has been employed as the Executive Vice President and Group Chief Executive, Gaming pursuant to an Executive Employment Agreement, dated as of December 22, 2010, as amended August 18, 2011, December 20, 2012 and January 1, 2013, between Executive and the Company, (the “Employment Agreement”);
WHEREAS, the Company and Executive desire to enter into this Agreement in connection with Executive’s separation from employment with the Company;
NOW THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:
1.Separation. Executive’s last day of employment with the Company is December 31, 2014 (the “Separation Date”). The Employment Agreement shall automatically terminate and be of no further force or effect as of the Separation Date, except that Sections 5, 7 and 12 of the Employment (collectively, the “Surviving Provisions”) (and the Surviving Provisions are incorporated herein by reference). Effective upon the Separation Date, Executive shall be deemed to have resigned from all officer, director, manager, and trustee positions of the Company and its subsidiaries and affiliates and, following the Separation Date, Executive shall not represent himself as being an employee, officer, director, manager, agent, or representative of the Company or any of its subsidiaries or affiliates. The Separation Date shall be the termination date of Executive’s employment for all purposes, including participation in and coverage under all benefit plans and programs sponsored by or through the Company and any of its subsidiaries or affiliates, except as otherwise specifically provided herein.
2.    Consideration to Executive. Except for any payments or benefits Executive has accrued or vested in pursuant to Executive’s participation in the Company’s 401(k) or deferred compensation plans, as applicable, which shall be subject to the terms and conditions set forth in such plan and for the Surviving Provisions above, Executive acknowledges and agrees that the payments and benefits set forth in this Section 2 fulfill any and all of the Company’s obligations due to Executive under any agreement or bonus, incentive compensation, severance or separation plan or allowance or any other compensation or benefit plan or arrangement maintained by the Company, Scientific Games Corporation (“SGC”) or any of their affiliates (including the Employment Agreement), and Executive specifically acknowledges and agrees that Executive is entitled to no other compensation or benefits (of any kind or nature whatsoever) from the Company or any of its subsidiaries. In full consideration of Executive’s promises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, and subject to this Agreement becoming irrevocable in accordance with Section 15, the Company shall provide the following payments and benefits to Executive (subject to applicable withholdings and deductions):
(a)    any accrued but unpaid base salary of Executive for services rendered, and unpaid vacation accrued pursuant to Company policy, prior to the Separation Date, payable on January 9, 2015;
(b)    reimbursement in accordance with the Company’s policies of any unpaid reasonable business expenses and disbursements incurred by Executive prior to the Separation Date;
(c)    no later than March 15, 2015, payment of a lump sum equal to Executive’s 2014 Incentive Compensation (as defined in the Employment Agreement);

(d)    severance equal to one million fourteen thousand nine hundred sixty eight U.S. dollars ($1,014,968) payable over twelve months, less required or authorized deductions and withholdings (the “Severance Payment”), which shall be paid in bi-weekly installments and on the Company’s regular pay days and in accordance with the Company’s regular payroll practices, commencing on January 9, 2015;
(e)    if Employee elects to continue COBRA coverage under the Company’s medical plan in accordance with COBRA, 29 U.S.C. § 1161 et seq., from January 1, 2015 to December 31, 2015, the Company will pay on Executive’s premiums for such coverage during such period. Coverage provided during this period will count toward the maximum months of coverage provided under COBRA. Employee will receive information on Employee’s opportunity to elect COBRA coverage under separate cover; and
(f)    additional vesting of your outstanding equity awards as described in Attachment A hereto.
In addition, for the avoidance of doubt, the Company shall assume all responsibility for, and the Executive shall have no liability with respect to, Executive’s condominium in Chicago, Illinois as of the Separation Date.
3.    General Release of Claims.
(a)    In consideration of the Company’s promises, covenants and agreements set forth in this Agreement, which Executive hereby acknowledges are not otherwise owed to Executive but for Executive’s release of Claims (as defined below) set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Executive hereby knowingly, voluntarily and irrevocably releases, waives and forever discharges, to the fullest extent permitted by law, on Executive’s own behalf and on behalf of Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive (collectively, the “Releasors”), the Company, SGC and each of their affiliates, subsidiaries, predecessors, successors and assigns, and each of its and their respective past or present stockholders, members and other equity holders, and each of its and their respective past or present directors, managers, executives, officers, insurers, attorneys, employees, consultants, agents and employee benefits plans, and trustees, fiduciaries, and administrators of those plans (collectively, the “Released Parties”), of and from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages (including consequential, punitive or exemplary damages), liabilities or the like of whatever nature (including attorneys’ fees and costs), whether under local, state or federal law or equity or otherwise, whether known or unknown, and whether asserted and unasserted (collectively, “Claims”), that Executive and/or any of the other Releasors have or may have against any of the Released Parties arising on or prior to the Effective Date or in any way relating to or arising out of any aspect of Executive’s employment with the Company, separation from employment with the Company or Executive’s treatment by the Company while in the Company’s employ, including all Claims for or related to:
(i)    salary and other compensation or benefits, including overtime if applicable, incentive (cash or equity) compensation, bonuses, severance pay or vacation pay, or any benefits under the Employee Retirement Income Security Act of 1974, or any other local, state or federal law;
(ii)    discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy-related disability, family status, leave of absence (including the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification

Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;
(iii)    discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;
(iv)    matters arising under the Sarbanes-Oxley Act of 2002 and any other federal, state or local whistleblower laws;
(v)    breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including breach of any express or implied covenants of or under the Employment Agreement;
(vi)    defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;
(vii)    any violation of any Fair Employment Practices Act, Equal Rights Act, Civil Rights Act, Minimum Fair Wages Act, Payment of Wages Act or any comparable federal, state or local law;
(viii)    any violation of the Illinois Human Rights Act, 775 I.L.C.S. §§ 5/1-101 et seq., the Illinois Wage Payment and Collection Law, 820 I.L.C.S. §§ 110/1 et seq., the Illinois Minimum Wage Law, 820 I.L.C.S. §§ 105/1 et seq., the Cook County Human Rights Ordinance, Cook County Code, §§ 42-30 et seq. (if applicable), the Chicago Human Rights Ordinance, Chicago Code, §§ 2-160-010 et seq. (if applicable), or any comparable federal, state or local law and any violation of any statute, regulation, or law of any country or nation;
(ix)    costs, fees, or other expenses, including attorneys’ fees; and
(x)    any other Claim of any kind whatsoever, including any claim that this Agreement was induced or resulted from any fraud or misrepresentation by the Company.
Notwithstanding the foregoing, Executive is not hereby releasing, waiving or discharging: (i) any Claims or rights to enforce this Agreement against the Company; (ii) any Claim for indemnification by the Company pursuant to Section 7 of the Employment Agreement or under the Company’s certificate of incorporation or bylaws, in each case, to the extent provided therein; and (iii) any Claims that Executive cannot lawfully release. Notwithstanding the foregoing, Executive is also not hereby releasing, waiving or discharging Executive’s right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. Executive is, however, hereby releasing, waiving and forever discharging Executive’s right to recover money or other damages in connection with any such charge or investigation. Executive is also hereby releasing, waiving and forever discharging Executive’s right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.
(b)    BY AGREEING TO THE RELEASE CONTAINED IN THIS AGREEMENT EXECUTIVE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST ANY OF THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS RELEASED, WAIVED OR DISCHARGED IN SECTION 3(a). Executive agrees that the release set forth herein will bar all Claims of every kind, known or unknown, released, waived or discharged in Section 3 and further agrees that no non-governmental person, organization or other entity acting on Executive’s behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any Claim that is released, waived or discharged under this Agreement. If Executive initiates, files or pursues a lawsuit, arbitration or other proceeding asserting any Claim released, waived or discharged under this Agreement: (i) Executive will pay for all costs, including reasonable attorneys’ fees, incurred by any of the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) Executive gives up any right to damages in connection with any administrative, arbitration or court proceeding; and (iii) if Executive is awarded damages, Executive will assign to the Company Executive’s right, title and interest in and to all such damages. Executive acknowledges that he has been advised that the Company has decided to make the changes described on, and acknowledges receipt of, Attachment B hereto. Notwithstanding the foregoing, this Section 3(b) does not limit Executive’s right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section 3(b) also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.
(c)    Executive agrees that Executive shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims against any of the Released Parties by other current or former employees, officers or other third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process.
(d)    Executive represents, warrants and agrees that Executive has not filed, instituted, prosecuted or maintained any administrative, judicial or other Claim, suit or legal or other proceeding against any of the Released Parties, and that Executive will not file, institute, prosecute or maintain such a Claim, suit or proceeding at any time hereafter based on any events, actions or omissions occurring on or prior to the Effective Date. Executive understands and agrees that this Agreement will be pleaded as a full and complete defense to any such Claim, suit or proceeding that is or may be filed, instituted, prosecuted or maintained by Executive or any other Releasor.
4.    Affirmations. Executive hereby acknowledges and agrees that:
(a)    Executive has no known workplace injuries or occupational diseases that Executive has not reported to the Company in writing and Executive either has been provided or Executive has not been denied any leave requested under the Family and Medical Leave Act or under any applicable Company or SGC policy or any local, state, or federal law;
(b)    Executive has not been involved in, has not complained of, and Executive is not aware of: (i) any fraudulent activity; (ii) any uncured failure of the Company’s or SGC’s books, records and accounts to accurately and fairly reflect transactions and dispositions of assets; or (iii) any violations of any gaming, anti-money laundering, anti-corruption, bribery, or competition law, which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party; and
(c)    If Executive breaches the provisions of this Agreement, then the Company will be entitled to an appropriate remedy against Executive, which may include injunctive relief and monetary damages, as well as the return of any payments, reimbursements or benefits Executive has received hereunder.

5.    Executive’s Cooperation.
(a)    Executive agrees that, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive will provide reasonable assistance to, and will cooperate with, the Company and its subsidiaries and affiliates with respect to matters or issues which took place or arose during Executive’s tenure with the Company, including any attorney retained by any of them or any other representative acting on their behalf, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation. The parties acknowledge and agree that such cooperation may include Executive making himself available for meetings, interviews, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in Executive’s possession or under Executive’s control relating to any such litigation, regulatory matter or investigation, provided that any such meeting, interviews, statements or testimony do not unduly interfere with Executive’s work schedule or other post-Company duties. The Company shall reimburse Executive promptly after Executive submits receipts or other documents reasonably acceptable to the Company for actual out-of-pocket expenses, and including reasonable fees and disbursements of counsel, reasonably incurred by Executive and approved by the Company (which approval shall not be unreasonably withheld) in connection with Executive’s performance under this Section 5 and otherwise in accordance with the Company’s reimbursement policy; provided, however, that, without limiting Executive’s rights under Section 7 of the Employment Agreement, Executive shall not be entitled hereunder to any expense reimbursement for a reasonable amount of Executive’s time spent testifying or otherwise cooperating in any matter in which Executive is a defendant in the proceeding or a named subject or target of the litigation, regulatory matter, or investigation.
(b)    Executive represents and warrants that Executive has and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which Executive was involved or had knowledge in connection with Executive’s employment with the Company. In the event of a material breach of this Section 5, Executive agrees that the Company may, in its sole discretion, require Executive to (and, if it so requires, Executive shall) reimburse the Company in full any payments, reimbursements or benefits Executive has received under any provision of this Agreement.
6.    Confidentiality of Agreement. The parties agree that it is a material condition of this Agreement that Executive shall keep the terms of this Agreement strictly and completely confidential and that Executive will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any executive or employee of the Company, SGC or any of their subsidiaries or affiliates (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by law or compulsory process; provided, however, that (a) Executive may disclose the terms of this Agreement to Executive’s immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction and (b) Executive may disclose any information relating to this Agreement that the Company publicly discloses. For the avoidance of doubt, nothing herein shall prohibit Executive from disclosing a copy of Section 5 of the Employment Agreement to the extent required thereby.
7.    Return of Company Property. Executive agrees that Executive has or will surrender to the Company by the Separation Date all Company credit cards, parking cards, security badges, cell or “smart” phones, pagers, Blackberries, computer equipment (including tablet computers) and expense accounts, and that Executive will submit all outstanding travel vouchers, business expenses and the like no later than fourteen (14) days after the Separation Date. Executive further agrees that Executive has returned or will return to the Company, on or before the Separation Date, and will not keep, maintain or permit any copy of, any other Company property, including any documents, papers, files or records in any media (whether stored on Company or personal property), but not including

e-mail personally directed to Executive at the Company’s e-mail address, which may be in Executive’s possession, custody or control.
8.    Non-Admissions. The parties recognize that, by entering into this Agreement, neither the Company nor Executive admits, and each specifically denies, any violation of any local, state, federal, or other law, whether regulatory, common or statutory.
9.    Rights After Breach. Executive agrees that, in the event that Executive materially breaches any provision of this Agreement or otherwise engages in (or, prior to the Execution Date, has engaged in) any other willful act or omission that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company, in addition to rights otherwise set forth in this Agreement: (a) the Company shall have the right to (i) offset or reduce or discontinue any payments, reimbursements, or benefits that he otherwise would be entitled to receive hereunder and (ii) demand repayment of or reimbursement for, and Executive shall immediately repay or reimburse the Company upon demand, any or all payments, reimbursements, or benefits paid or provided to Executive hereunder; and (b) the Released Parties shall be entitled to file counterclaim(s) against Executive in the event of Executive’s breach of the covenant not to sue contemplated by this Agreement and may recover from Executive any repayment or reimbursement not made to the Company, as well as any and all other resulting actual or consequential damages, including attorneys’ fees and costs.
10.    Waiver of Breach. One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.
11.    409A. The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including under Section 409A of the Internal Revenue Code of 1986 (the “Code”), and applicable administrative guidance and regulations. Section 409A of the Code governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. To the extent any payments of money or other benefits due to Executive under this Agreement could cause the application of an acceleration or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. In addition, for the avoidance of doubt, the first five hundred twenty thousand ($520,000) of the of the severance payable to the Executive in accordance with Section 2(d) is intended to satisfy the “separation pay exception” under Section 409A.
12.    Enforcement and Arbitration.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. Executive and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including disputes arising under or in connection with this Agreement or Executive’s employment with, or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for, and shall be entitled to, injunctive relief in connection with any alleged actual or threatened violation of any Surviving Provision, Section 16 or any other restrictive covenants relating to the Company to which Executive is subject following the

Separation Date. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to any Surviving Provision, Section 16 or any other restrictive covenants relating to the Company to which Executive is subject following the Separation Date, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Northern District of Illinois; (ii) the Circuit Court of the State of Illinois, Cook County; or (iii) any other court having jurisdiction; provided, that damages for any alleged violation of any Surviving Provision, Section 16 or any other restrictive covenants relating to the Company to which Executive is subject following the Separation Date, as well as any claim, counterclaim, or cross-claim brought by the Executive or any third party in response to, or in connection with, any court action commenced by the Company seeking injunctive relief, shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection that either may now or hereafter have to such jurisdiction, venue, and any defense of inconvenient forum. Thus, except for the claims excluded above, this Section 12 covers all common law and statutory claims (whether arising under federal state or local law), including any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, or unlawful discrimination on the basis of gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.
(b)    Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in Chicago, Illinois before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Subject to the last sentence of this Section 12(b), each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  Executive understands that he is giving up no substantive rights pursuant to this Section 12(b), and this Section 12(b) simply governs forum. Each party shall pay that party’s own costs and attorneys fees, in any dispute, controversy or claim arising out of or related to this Agreement (or the Surviving Provisions), unless the arbitrators rule otherwise.
(c)    BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THE ARBITRATION PROVISIONS SET FORTH IN THIS SECTION 12.
13.    Severability. If any provision or term of this Agreement, other than the Executive’s release set forth herein, is held to be illegal, invalid or unenforceable, then such provision or term shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never constituted part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid or unenforceable provision, as may be possible and that is legal, valid and enforceable.
14.    Entire Agreement. This Agreement constitutes the entire Agreement of the parties, and supersedes all prior and contemporaneous negotiations, prior drafts of this Agreement and other agreements, oral or written, including whatever rights, if any, Executive may have had under the Employment Agreement (it being understood and agreed that the Surviving Provisions and Section 8 of the Employment Agreement shall survive the Separation Date as contemplated hereby and thereby and are incorporated herein by reference). No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations set forth in this Agreement. This Agreement cannot be changed or terminated unless by express written agreement of the parties. This Agreement may be executed by each party in separate counterparts, each of which shall be deemed an original and constitute one document.
15.    Revocation and Effective Date. Executive may accept this Agreement by delivering to the Company’s Chief Human Resources Officer, 1500 Bluegrass Lakes Parkway, Alpharetta, GA 30004, a faxed or PDF copy of this Agreement executed by Executive, no later than 5:00 p.m. Eastern Time on the date that is forty-five (45) days after this Agreement is initially delivered to Executive, unless a later date and time is mutually agreed (the date, if any, on which Executive executes and delivers a copy of this Agreement being the “Execution Date”), as long as Executive or his counsel delivers to the Company’s Chief Human Resources Officer (or such officer’s designee) within a reasonable time (but no more than three (3) business days) thereafter two originals of this Agreement executed by Executive on or before the Effective Date. Executive acknowledges that if Executive does not accept this Agreement in the manner described above, it will be withdrawn and of no effect. If Executive accepts this Agreement before the end of the forty-five (45) days permitted, Executive represents that Executive has done so voluntarily and with the advice of Executive’s attorney. Executive may revoke Executive’s acceptance of this Agreement within seven (7) days of the Execution Date by delivery of written notice to the Company’s Chief Human Resources Officer, by 5:00 p.m. on the seventh (7th) day following the Execution Date. Executive acknowledges and agrees that, if Executive revokes Executive’s acceptance of this Agreement, Executive shall receive none of the payments or benefits contemplated hereunder and this Agreement shall be null and void, having have no further force or effect, and that this Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. Executive further acknowledges that if the Company’s Chief Human Resources Officer does not receive from Executive written notice of Executive’s revocation prior to the expiration of seven (7) days of the Execution Date, Executive shall have forever waived Executive’s right to revoke this Agreement, and it shall thereafter have full force and effect as of the eighth (8th) day after the Execution Date (the “Effective Date”).
16.    Non-Disparagement. At no time shall Executive knowingly make any statement (whether written or oral), or knowingly encourage any other person to make any statement, disparaging the performance, conduct, character or business reputation in any material respect of the Released Parties or any of them. Nothing contained herein shall preclude Executive from providing truthful testimony or statements as required by law or legal process or in response to an investigation by a governmental, regulatory or self-regulatory body.
17.    Joint Drafting. In recognition of the fact that the parties had an opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against either party.
18.    Interpretation. If any provision of this Agreement conflicts with any provision of the Employment Agreement, the provision of this Agreement shall control and prevail. When a reference is made in this Agreement to any agreement, contract, document, instrument or other record, such reference shall be to such agreement, contract, document, instrument or other record as it may be amended, modified, supplemented or restated from time to time. When a reference is made in this Agreement to any person, such reference shall be construed to include such person’s successors and permitted assigns. The word “will” in this Agreement shall be construed to have the same meaning and effect as the word “shall.” When a reference is made in this Agreement to a Section or Attachment, such reference shall be to a Section or Attachment of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context otherwise indicates. When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated. Unless the context requires otherwise, (a) the terms “hereof,” “herein,” “hereby,” “hereto”, “hereunder” and derivative or similar words in this Agreement refer to this entire Agreement, (b) the word “or” is disjunctive but not exclusive and (c) words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

References in this Agreement to “dollars” or “$” are to U.S. dollars. When a reference is made in this Agreement to a law, statute or legislation, such reference shall be to such law, statute or legislation as it may be amended, modified, extended or re-enacted from time to time (including any successor law, statute or legislation) and shall include any regulations promulgated thereunder from time to time. The headings used herein are for reference only and shall not affect the construction of this Agreement.
19.    Acknowledgment.
(a)    By executing this Agreement, Executive acknowledges receipt of Attachment B and that (i) Executive has had the opportunity to consider the terms of this Agreement for at least forty-five (45) days from the date this Agreement has been initially delivered to Executive, and has either considered this Agreement and its terms for that period or has knowingly and voluntarily waived Executive’s right to do so; (ii) Executive has been advised by the Company pursuant to this Agreement to consult with an attorney regarding the terms of this Agreement; (iii) Executive has consulted with an attorney or, in the alternative, waives Executive’s right to do so, regarding the terms of this Agreement; (iv) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (v) Executive has read this Agreement; (vi) the consideration provided for herein is good and valuable; and (vii) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever. Executive further acknowledges and agrees that any revisions to this Agreement made prior to the Effective Date are not material and shall not be deemed to affect the amount of time Executive has to consider this Agreement, and Executive hereby voluntarily waives additional time for review, if any, with respect to any such revisions.
(b)    Executive hereby acknowledges and confirms that Executive has read this Agreement and hereby freely and voluntarily assents to all the terms and conditions in this Agreement, and signs the same as Executive’s own free act with the full intent of accepting the benefits contemplated hereby in return for releasing the Released Parties from all Claims to the extent contemplated herein.
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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on such party’s behalf as of the date written below.

/s/ William J Huntley    Date: 12/30/14
William J. Huntley

SCIENTIFIC GAMES CORPORATION

By: /s/ Peter A. Mani    Date: 1/06/15
Peter A. Mani
VP and Chief Human Resources Officer

ATTACHMENT A

As of December 31, 2014
Stock Option Treatment Detail

Grant Date	Strike Price	Granted	Exercisable	Unvested	Treatment upon Separation
3/22/2011	$8.90	39,989	29,991	9,998	• Continued vesting through 2015 (9,998 unvested options will vest on 3/22/2015), grant exercisable through the first 90 days of 2016
8/16/2011	$9.98	200,000	150,000	50,000	• 50,000 unvested options receive accelerated vesting upon separation on 12/31/2014 • All 200,000 vested stock options will be exercisable through the first 90 days of 2016
3/20/2014	$16.03	22,305	0	22,305	• Continued vesting per normal vesting schedule, grant exercisable for entire 10-year term

Restricted Stock Unit (“RSU”) Treatment Detail

Grant Date	Granted	Vested	Unvested	Treatment upon Separation
2/22/2012	30,311	15,155	15,156	• Continued vesting per normal vesting schedule through 2015 (7,578 RSUs) * • 7,578 RSUs accelerate on 12/31/2015
1/1/2013	50,000	12,500	37,500	• Continued vesting per normal vesting schedule *
3/25/2013	34,788	8,697	26,091
12/20/2013	30,000	7,500	22,500
3/14/2014	9,685	2,421	7,264
3/20/2014	36,844	0	36,844
* Distribution of RSUs that are vesting per their normal vesting schedule during January through March of 2015 will be delayed to six months and one day following the vesting date in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

Note: 5,193 RSUs are also vested and pending distribution on March 22, 2015.